Exhibit 99.1

deCODE genetics Announces First Quarter 2005 Financial Results

Advancing clinical development of compounds for heart attack, atherosclerosis, asthma; company has $197.6 million in cash and investments

Reykjavik, ICELAND, May 2, 2005 – deCODE genetics (Nasdaq:DCGN) today reported consolidated financial results for the quarter ended March 31, 2005. A conference call to discuss the quarter’s results and recent progress in the company’s drug development programs will be webcast live tomorrow, Tuesday, May 3, at 8am EDT/12 noon GMT (details below).

Revenue for the quarter ended March 31, 2005 was $9.5 million, compared to $10.3 million for the same period a year ago. This reflects our increasing focus on drug discovery and development. At March 31, 2005 the company had $17.5 million in deferred research revenue, which will be recognized over future reporting periods.

Net loss for the first quarter 2005 was $16.9 million, compared to $12.0 million for the first quarter 2004. The main factors in this increase were higher research and development spending on the company’s proprietary drug development programs, interest expense related to the company’s convertible notes issue in April 2004, lower revenues, and $3.1 million in other non-operating costs related to the prepayment of debt following the sale and leaseback of our headquarters facility in Reykjavik. Basic and diluted net loss per share was $0.32 for the first quarter this year, compared to $0.23 for the first quarter last year. At the close of the first quarter the company had approximately 54.5 million shares outstanding.

At March 31, 2005, the company had $197.6 million in cash, cash equivalents and investments, compared to $198.3 million at December 31, 2004. In the first quarter the company concluded a sale and leaseback agreement on its headquarters facility, which, after the prepayment of short- and long-term debt secured by mortgages on the property, netted the company approximately $14.2 million in cash which can be applied to advancing its drug development programs.

Research and development expense for proprietary programs was $8.3 million for the first quarter 2005, compared to $4.3 million for the first quarter 2004. This increase is the result principally of costs associated with the advancement of the company’s lead drug development programs into clinical trials.

Selling, general and administrative expenses for the first quarter 2005 were $4.2 million, compared to $4.3 million for the first quarter 2004.

“Since the beginning of the year we have achieved important milestones in the development of our lead therapeutic compounds. In January we submitted our IND application for DG041 for the treatment of atherosclerosis, and in March launched our Phase I clinical program. We are also well on track to begin enrollment in a Phase II trial in asthma this quarter. At the end of April, we held our end-of-Phase II meeting with the FDA for DG031, our developmental compound for the prevention of heart attack. We were very encouraged by this meeting and look forward to finalizing the protocol for the Phase III trial,” said Kari Stefansson, CEO of deCODE.

“Our financial results for the past quarter demonstrate that we have a business and operating structure that is enabling us to apply our capabilities and resources to advancing our drug development programs. The goal of our business and the real value driver for our shareholders is to bring to market effective new drugs for the treatment of major indications. As we have emphasized many times we are keenly focused on ensuring that we have the financial resources to continue to advance our clinical development work, and I believe we are very well positioned to do so,” Dr. Stefansson concluded.

Recent company highlights include:

Research and Development

•                  Heart Attack: DG031. In late April the US Food and Drug Administration (FDA) convened the end-of-Phase II meeting with the company for DG031, the company’s developmental compound for the prevention of heart attack. deCODE presented the results of its clinical studies of DG031 in patients with the at-risk versions of the two genes that deCODE has linked to increased risk of heart attack. The results of these studies show that DG031 decreases levels of leukotriene B4 (LTB4), the end product of the biological pathway that appears to be up-regulated in individuals with the at-risk versions of these genes, as well as levels of key biomarkers of risk of heart attack, including C-reactive protein (CRP) and myeloperoxidase (MPO). DG031 was not associated with any significant side effects. deCODE will integrate the findings from its Phase II studies, along with comments from the FDA, in the design of a Phase III outcome study which the company expects to begin in the fall of this year.

•                  Atherosclerosis: DG041. In March the company began enrolling subjects in a Phase I clinical trial for DG041, deCODE’s developmental compound for the treatment of atherosclerosis of the extremities, or peripheral arterial occlusive disease (PAOD). PAOD is a progressive and potentially crippling disease that affects approximately 20% of people over the age of 70 in the industrialized world, and for which there is currently no effective drug treatment. The ascending-dose, single-blind, placebo-controlled, randomized trial will evaluate the safety as well as the pharmacokinetic and pharmacodynamic profile of DG041. DG041 is a novel, first-in-class, orally-administered small molecule developed entirely through deCODE’s drug discovery capabilities. In preclinical studies, DG041 has been shown to be a selective and potent antagonist of the EP3 receptor for prostaglandin E2 (PGE2), inhibiting, in a dose-dependent manner, human platelet aggregation induced in vitro by PGE2. deCODE identified EP3 as a target in PAOD through its population genetics research, which linked variations in the gene encoding EP3 to a significantly increased risk of the disease.

•                  Asthma. The company is now completing preparations for beginning enrollment in a Phase II clinical trial in asthma. The trial will examine the efficacy of a compound which targets the product of a gene deCODE has associated with increased susceptibility to asthma. This compound was developed by a third party for a different indication.

Finance

•                  Sale and leaseback. In March the company entered into a sale and leaseback agreement with Festing ehf., an Icelandic real estate company, regarding its headquarters facility in Reykjavik, Iceland for 3.4 billion Icelandic krona (approximately $54.8 million). The company will lease the property back under a 15-year non-cancellable lease agreement at a rent of 21.4 million Icelandic kronas (approximately $353,000 as of March 31, 2005) per month.  The company is accounting for the leaseback as an operating lease. The company used the proceeds from the sale of the facility to prepay approximately $38.6 million of short and long-term debt that was secured by mortgages on the property and, in this connection, recorded a loss on early extinguishment of debt during the three-month period ended March 31, 2005 amounting to $3.1 million. The remainder of the proceeds of approximately $14.2 million will be used to advance the company’s drug development programs.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE management will discuss the quarter’s financial results and recent operating highlights, will be webcast tomorrow, Tuesday, May 3, at 8am EDT/12 noon GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.earnings.com, or, for subscribers, through www.streetevents.com.  An archived replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 780173.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

	For the three months ended March 31,
	2005	2004
	In thousands, except per share amounts (unaudited)
Revenue	$9,523	$10,282
OPERATING EXPENSES
Cost of revenue, including collaborative programs.	9,140	11,174
Research and development – proprietary programs	8,275	4,259
Selling, general and administrative	4,158	4,263
Total operating expense	21,573	19,696

Operating loss	(12,050)	(9,414)
Interest income	1,120	235
Interest expense	(2,389)	(1,199)
Other non-operating income and (expense), net	(3,617)	(1,658)

Net loss	$(16,936)	$(12,036)

Basic and diluted net loss per share:	$(0.32)	$(0.23)

Shares used in computing basic and diluted net loss per share	53,649	52,927

Condensed Consolidated Balance Sheet Data

	At March 31,	At December 31,
	2005	2004
	In thousands, (unaudited)
Cash, cash equivalents, and investments, including restricted cash	$197,630	$198,320
Total assets	254,935	288,252
Total liabilities	219,383	235,856
Total shareholders’ equity	35,552	52,396